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Exhibit 10.4

CRUDE OIL PURCHASE AGREEMENT
by and between
DAKOTA OIL PROCESSING, LLC,
a North Dakota limited liability company
and
CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP,
an Indiana limited partnership
June 17, 2014

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND CONSTRUCTION	1
1.1 Definitions	1
1.2 Construction	3
ARTICLE II QUANTITY	4
2.1 Delivery Amounts	4
2.2 Disclaimer of Implied Warranties	4
ARTICLE III PRICING/TAXES	5
3.1 Delivery Amount Price	5
3.2 Adjustments	5
3.3 Taxes	6
3.4 Transportation	6
ARTICLE IV PAYMENT	6
4.1 General	6
4.2 Interest	6
4.3 Accounting Address	7
ARTICLE V TITLE WARRANTIES AND TRANSFER	7
5.1 Title Warranties and Transfer	7
ARTICLE VI MEASUREMENT	7
6.1 Measurement	7
6.2 Meters and Tests	8
ARTICLE VII TERM AND TERMINATION	8
7.1 Term	8
7.2 Suspension Rights	8
7.3 Termination Rights	9
ARTICLE VIII REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS	10
8.1 Buyer Representations and Warranties	10
8.2 Supplier Representations and Warranties	11
8.3 Covenants	12
ARTICLE IX FINANCIAL COOPERATION	12
9.1 Financial Cooperation	12
ARTICLE X INDEMNIFICATION	14
10.1 Indemnification	14
10.2 Concurrent and Comparative Negligence	14
ARTICLE XI CONDITIONS	14
11.1 Agreements and Completion of Trenton Refinery	14
11.2 Execution of Sales Agreement	14
ARTICLE XII MISCELLANEOUS	15
12.1 Notices	15
12.2 Confidentiality	15

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12.3 Assignment	16
12.4 Force Majeure and Turnaround Events	16
12.5 Waiver	17
12.6 Entire Agreement	17
12.7 Severability	17
12.8 Audit	17
12.9 Safety	18
12.1 Business Practices	18
12.11 Governing Law; Consent to Jurisdiction	18
12.12 Entirety of Agreement and Amendments	19
12.13 Headings	19
12.14 Further Assurances	19
12.15 Time and Performance of the Essence	19
12.16 No Third Party Beneficiaries	19
12.17 Hazards and Risks	19
12.18 Specific Performance	20
12.19 Waiver of Jury Trial	20

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CRUDE OIL PURCHASE AGREEMENT

THIS CRUDE OIL PURCHASE AGREEMENT (this "Agreement") effective as of June 17, 2014 (the "Effective Date"), is entered into between Dakota Oil Processing, LLC ("Buyer") and Calumet Lubricants Co., Limited Partnership ("Supplier"). Buyer and Supplier are sometimes collectively referred to herein as the "Parties" or individually as a "Party."

ARTICLE I
DEFINITIONS AND CONSTRUCTION
1.1    Definitions. When used in the Agreement, the terms listed below and any grammatical variation thereof have the following meanings:
"Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with such specified Person. For the purposes of this definition, "control" (including the correlative meetings, the terms "controlling, "controlled by" and "under the common control with "), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"API" means the American Petroleum Institute.

"ASME" means the American Society of Mechanical Engineers.

"ASTM" means the American Society of Testing Materials.

"Barrel" means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.

"BS&W" means basic sediment and water.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Trenton, North Dakota are authorized or required by Law to be closed.

"Commencement Date" means the date on which the Trenton Refinery commences commercial operations.

"Day" means any complete 24-hour period during the term of this Agreement, commencing at 12:00 a.m. Mountain Standard Time on a given calendar day and ending at 11:59 p.m. Mountain Standard Time on the same calendar day.
"Deliver" and "Delivery" means the physical transfer of crude oil from the possession of Supplier to the possession of Buyer at the Delivery Point.

“Delivery Amount” shall have the meaning set forth in Section 2.1.

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"Delivery Amount Price" shall have the meaning set forth in Section 3.1(a).

"Delivery Month" means each complete monthly period during the term of this Agreement, commencing at 12:00 a.m. Mountain Standard Time on the first calendar Day of a given calendar month and ending at 11:59 a.m. Mountain Standard Time on the last calendar Day of the same calendar month.

"Delivery Point" means the inlet flange of the meter at the connection to the storage tanks located at the Trenton Refinery crude oil storage facility.

"Event of Default" shall mean any of the following:

(i)    failure of Buyer to make any payment within five (5) Business Days of when due under this Agreement;
(ii)    failure of Buyer to receive Delivery, where such failure is not due to Force Majeure;
(iii)    failure by Supplier to deliver the Nominated Volumes, up to the Delivery Amounts, for [ten (10)] consecutive calendar days beyond the time that such performance is due where such failure is not due to Force Majeure;
(iv)    failure by Supplier to provide financial cooperation pursuant to Section 9.1 of this Agreement;
(v)    a material breach by a Party of any other covenant or provision of this Agreement by such Party;
(vi)    initiation of proceedings (voluntarily or involuntarily) by or with respect to a Party under the bankruptcy or insolvency laws of any jurisdiction, which proceedings are not dismissed within sixty (60) calendar days after filing; written admission of inability to pay debts generally as they come due; the making of an assignment for the benefit of creditors; an application of reappointment of a receiver, custodian or trustee; or the passing of a resolution for winding up or liquidation by or on behalf of a Party; or
(vii)    any representation or warranty made in this Agreement by a Party being false or misleading in any material respect at the time it was made.
"Feedstock Fee" shall have the meaning set forth in Section 3.1(b).

"Force Majeure Event" means the occurrence of war, fire, flood, strike, lockout, or other labor trouble, interruption in supply of any raw material, accident, breakdown of equipment or machinery, failure of, interruptions to or contingences of transportation, unavailability of tank storage capacity, riot, act of Governmental Authority, act of God, or any contingency beyond the reasonable control of the affected Party; provided, (i) the event or circumstance is not within the reasonable control of the affected Party, is not the result of the fault or negligence of the affected Party and/or could not, by the exercise of due diligence, have been overcome or avoided by the affected Party and (ii) no economic event or

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circumstance generally affecting the refining and marketing industry shall be considered a Force Majeure Event, except the imposition of any Taxes or other requirement(s) by a Governmental Authority.

"Market Price" means, for a given Delivery Month, the actual amount which Supplier paid to a third party on an arms-length basis for the crude oil Delivered to Buyer during the calendar month for which such Delivery Month is referenced. Non-arm’s length deliveries shall not be permitted.

"Notification of Commencement Date" means the written notification to be provided by Buyer to Supplier at least sixty (60) days prior to the date that Buyer anticipates, to the best of Buyer's knowledge and abilities, the Trenton Refinery will be capable of commencing to take the Initial Delivery Amount as set forth herein.

“Rail Lease Agreement” shall have the meaning provided in the Refined Products Agreement.

“Railcar Sublease Agreement” shall have the meaning provided in the Refined Products Agreement.

"Refined Products Purchase Agreement" means the Refined Products Purchase Agreement, dated the date hereof, between Buyer and Supplier.

"Rules" shall have the meaning set forth in Section 10.1(a).

"Shortfall Fees" shall have the meaning set forth in Section 3.1(c).

"Turnaround Event" means any significant planned outage at the Trenton Refinery.

"Year" means a period of 12 consecutive calendar months according to the Gregorian calendar, beginning on the first calendar day of the first such calendar month and ending on the last calendar day of the twelfth such calendar month.

1.2    Construction. This Agreement has been prepared jointly by the Parties with the advice and participation of counsel, and shall not be interpreted against one Party in favor of the other solely or partially on the basis of either Party being the drafter of this Agreement.
ARTICLE II
QUANTITY
2.1    Delivery Amounts.
(a)    Delivery Amount and Nominations. Subject to the terms and conditions hereof, Buyer agrees to receive and purchase from Supplier, and Supplier agrees to sell and Deliver to Buyer at the Delivery Point, 20,000 Barrels of crude oil per Day (the " Delivery Amount") commencing on the specific Day identified by Buyer in Buyer's Notification of Commencement Date, which shall be a Day prior to the Commencement Date. Provided, however, notwithstanding the Delivery Amount, commencing on such Day identified by Buyer in the Notification of Commencement Date, and continuing each Day thereafter, Supplier shall Deliver to the Delivery Point, and Buyer shall take Delivery of and

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pay the Delivery Amount Price for, the daily volume which will result in a total monthly volume equivalent to the Nominated Volume under Subsection 2.1(c), below.
(b)    Monthly Average; Substantial Compliance. Notwithstanding anything to the contrary in this Agreement, if Supplier delivers a volume which is up to 10% less than or up to 10% greater than the Nominated Volume divided by the number of days in the month applicable to said Nominated Volume, for any given day or days, and if Supplier timely delivers the total “Nominated Volume” (as defined below) for the month, such daily deliveries and such delivery of the Nominated Volume shall be deemed substantial compliance by Supplier, and shall not be a breach of this Agreement.
(c)    Nominations. The specific quantity of crude oil to be Delivered each month shall be determined as follows:
(i)    For each month during the term of this Agreement, Buyer shall provide a preliminary nomination in writing by the 10th Day of the prior month and confirm Buyer's final nomination to Buyer in writing by the 15th day of the prior month of all volumes of crude oil to be purchased by Buyer during such month (the "Nominated Volume").
(ii)    Except as set forth in Section 12.4 or unless otherwise agreed in writing by the Parties, Supplier shall sell and Deliver, and Buyer shall purchase and receive, the Nominated Volume on a monthly basis. For the avoidance of doubt, in the event that the total monthly Nominated Volume is equivalent to less than the daily Initial Delivery Amount or the daily Subsequent Delivery Amount, as the case may be, and Supplier timely delivers such Nominated Volume in accordance with this Agreement, Supplier shall not be in breach of Section 2.1(a) or Section 2.1(b) of this Agreement for failure to supply either the Initial Delivery Amount or the Subsequent Delivery Amount.
(iii)    The schedulers for each of DOP and Calumet shall serve as the primary point of contact for communications between the Parties relating to the day-to-day performance of the Parties under this    Section 2.1(c).
(d)    Delivery Point. Supplier shall deliver the Delivery Amounts to Buyer at the Delivery Point.
(e)    Quality Requirements. The Delivery Amounts shall meet the specifications set forth on Exhibit A.
2.2    Disclaimer of Implied Warranties. BUYER AND SUPPLIER EACH ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT BASED SOLELY ON THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH HEREIN AND, SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS SET FORTH HEREIN, BUYER ACCEPTS ALL VOLUMES OF CRUDE OIL DELIVERED HEREUNDER "AS IS." EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER EXPRESSLY NEGATES AND DISCLAIMS, AS TO THE CRUDE OIL DELIVERED HEREUNDER, ANY OTHER REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO

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(A) CONDITION, QUALITY OR CONFORMITY TO MODELS OR SAMPLES, (B) MERCHANTABILITY, OR (C) FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III
PRICING/TAXES
3.1    Delivery Amount Price.
(a)    Basic Calculation. The price to be paid by Buyer for each Barrel of the Delivery Amounts delivered to Buyer during a given Delivery Month shall be the Market Price during the Delivery Month (each month being, a "Delivery Amount Price").
(b)    Feedstock Fee. In addition, Buyer shall pay to Supplier $0.50 (fifty cents) per Barrel for each Barrel delivered during a Delivery Month. The Feedstock Fee shall be increased to $1.00 (one dollar) per Barrel delivered during a Delivery Month if Buyer exercises its option to adjust the Profit Split (as defined in the Refined Products Purchase Agreement) pursuant to and in accordance with the terms of Section 3.2 of the Refined Products Purchase Agreement.
(c)    Shortfall Fees. If Supplier fails to deliver to Buyer the Nominated Volume for any given Delivery Month, Buyer shall be entitled to damages from Supplier in the form of a payment by Supplier or a credit for the benefit of Buyer of the amount which is equal to the difference between the Delivery Amount Price which Buyer would have paid if the Supplier had delivered the shortfall volume and the price Buyer actually paid a third party in an arms-length transaction for substitute Barrel, multiplied times the number of shortfall Barrels purchased by Buyer from the third party. If Buyer fails to accept the Nominated Volume for any given Delivery Month, Supplier shall have the right, but not the obligation, to sell any unaccepted volumes to third parties and shall be entitled to damages from Buyer equal to the amount Supplier would have received under the terms of this Agreement for such unaccepted volumes, less the amount received from other purchasers of the unaccepted volumes in arms-length transactions, or third party storage fees incurred by Supplier, plus any reasonable actual costs and expenses incurred by Supplier in arranging sales to other purchasers or storage, as applicable. In either case (non-performance by Supplier or Buyer), the Parties’ intent is that the non-breaching Party shall me made whole, but shall also take reasonable steps to mitigate the damages incurred.
3.2    Adjustments. The Delivery Amount Price for crude supplied shall be adjusted in accordance with Exhibit A.
3.3    Taxes. Buyer shall reimburse Supplier for all taxes imposed by federal, state or local governments, other than taxes on income, assessed on Supplier, directly or indirectly in connection with and occasioned by the transfer of title of Delivery Amounts delivered under this Agreement. If Buyer is entitled to purchase any such Delivery Amounts free of any tax (state or federal), Supplier shall furnish Buyer the proper exemption certificate.
3.4    Transportation. Buyer shall assume all cost and obligation to cause the Trenton Refinery to be connected to existing pipelines.

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ARTICLE IV
PAYMENT
4.1    General.
(a)    Buyer Obligation. Except as expressly provided otherwise in this Agreement, Buyer shall pay Supplier, by wire transfer in immediately available funds no later than twenty (20) calendar days after the end of each Delivery Month, the Delivery Amount Price for each such Delivery Month, plus the applicable Feedstock Fees associated with the Delivery Amounts for said Delivery Month, less any applicable Shortfall Fees and any adjustments as provided for in Section 3.2. Buyer shall wire amounts due to Supplier’s bank account.
(b)    Weekends/Holidays. Notwithstanding Section 4.1(a), if the deadline for payment under such provisions falls on a Saturday or Sunday, or on a Day that is neither a Business Day nor a Saturday or Sunday, such deadline shall be deemed to have instead fallen on the immediately succeeding Business Day.
(c)    Notwithstanding the foregoing and except as expressly provided otherwise in this Agreement, during the first six (6) months from the Commencement date, Buyer shall pay Supplier, by wire transfer in immediately available funds no later than thirty (30) calendar days after the end of each Delivery Month, the Delivery Amount Price for each such Delivery Month, plus the applicable Feedstock Fees associated with the Delivery Amounts for said Delivery Month, less any applicable Shortfall Fees and any adjustments as provided for in Section 3.2.
4.2    Interest. Any payments that are more than thirty days past due under this Agreement shall bear interest at the rate of three percent (3%) per annum above the Prime Rate calculated daily from and including the date such amount is due pursuant to the Agreement, but excluding the date it is actually paid.
4.3    Accounting Address. All accounting documentation delivered pursuant to or in connection with this Agreement shall be delivered to the following addresses:
To Buyer:

Dakota Oil Processing, LLC
2435 Highway 34, Suite 204
Manasquan, NJ 08736
Attn: Steven Schneider or Tristram Collins

To Supplier:
Calumet Lubricants Co., Limited Partnership
2780 Waterfront Parkway East Drive, Suite 200
Indianapolis, Indiana 46214
Attn: Accounts Receivable

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ARTICLE V
TITLE WARRANTIES AND TRANSFER
5.1    Title Warranties and Transfer. Supplier warrants good title to the Delivery Amount delivered by it hereunder and agrees to indemnify and hold harmless Buyer from and against any and all loss, claim or demand by reason of any failure of such title to such Delivery Amount or failure or breach of this warranty. Prior to Delivery, Supplier shall be deemed to be in control and possession of and shall have title to and bear the risk of loss of and all shipping responsibility for, the Delivery Amount. From and after Delivery, Buyer shall be deemed to be in control and possession of, and shall have title to and bear the risk of loss of, the Delivery Amount.
ARTICLE VI
MEASUREMENT
6.1    Measurement Method. Deliveries of the Delivery Amounts shall be measured by means of automatic custody transfer units as and when the Delivery Amounts are delivered to the Delivery Point. All tankage, trucking equipment and/or pipelines shall have certified gauge tables available to the receiving Party.
6.2    Meters and Tests.
(a)    Measurements in connection with this Agreement will be obtained using existing meters or such other meters as the Parties may mutually agree. All measurements hereunder shall be made from static tank gauges on 100% tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of the Petroleum Measurement Tables API 5A and 6A in its latest revision. Full deduction for all free water and BS&W content shall be made according to the API/ASTM Standard Method then in effect. The delivering Party shall be responsible for all pipeline carrier charges due to failure to meet the specifications required of such Party under this Agreement.
(b)    Either Party shall have the right to have a representative witness all meter provings, gaugings, samplings, tests and measurements. Each Party will provide not less than 48 hours notification (unless otherwise mutually agreed) to the other Party prior to conducting such activities. In the absence of the other Party's representative, such meter provings, gaugings, samplings, tests and measurements shall be deemed to be correct by the attendant representative.
ARTICLE VII
TERM AND TERMINATION
7.1     Term. This Agreement shall commence as of 7:00 a.m. Mountain Standard Time on the Effective Date, and shall continue for five (5) years (the "Initial Term"). After the expiration of the Initial Term, the Agreement shall automatically renew for successive two year periods (the "Renewal Term"), unless either Party advises the other Party of its intent to terminate this Agreement in writing not less than one hundred twenty (120) days prior to the end of the Initial Term or the then current Renewal Term or unless otherwise terminated earlier in accordance with this Agreement. Termination of this Agreement shall not relieve any Party from any liability arising hereunder prior to such termination.

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7.2    Suspension Rights.
(a)    If an Event of Default occurs and is continuing, the non-defaulting Party may, by giving fifteen (15) calendar days' written notice, suspend its obligation to deliver Delivery Amounts hereunder or its obligation to purchase Delivery Amounts hereunder, as applicable. While deliveries of Delivery Amounts hereunder are suspended pursuant to this Section 7.2, Supplier shall have the right, but not the obligation, to sell any undelivered volumes to third parties and shall, if Supplier is the non-defaulting Party, be entitled to damages from Buyer equal to the amount it would have received under the terms of this Agreement for such undelivered volumes, less the amount received from other purchasers of the undelivered volumes in arms-length transactions, plus any reasonable actual costs and expenses incurred by Supplier in arranging sales to other purchasers. While any purchases of Delivery Amounts hereunder are suspended pursuant to this Section 7.2, Buyer may purchase Delivery Amounts from third parties and shall, if Buyer is the non-defaulting Party, be entitled to damages from Supplier equal to the amount paid to purchase the Delivery Amounts from other sellers in arms-length transactions, less the amount it would have paid for the Delivery Amounts under the terms of this Agreement, plus reasonable actual costs and expenses incurred by Buyer in arranging purchases from other sellers.
(b)    The right of the non-defaulting party to suspend performance under this Section 7.2 shall continue until the earlier of (i) the Event of Default is cured or (ii) this Agreement is terminated pursuant to Section 7.3.
(c)    An election by a Party to suspend performance under this Section 7.2 shall not preclude that Party from later electing to terminate this Agreement under Section 7.3.
7.3    Termination Rights.
(a)    If an Event of Default occurs and is continuing, the non-defaulting Party may give the defaulting Party written notice of such Event of Default. If the Event of Default is not cured within ten (10) calendar days after receipt of such notice, the non-defaulting Party, in addition to all other rights and remedies available to the non-defaulting Party and notwithstanding Section 7.1, shall be entitled to terminate this Agreement.
(b)    If this Agreement is terminated pursuant to this Section 7.3 the non-defaulting Party may provide the defaulting Party with a statement setting forth in reasonable detail the computation of (A) all amounts due and payable under this Agreement, including interest on any later payments, and (B) the amount of actual damages, losses or other directly related costs and expenses (including, but not limited to, reasonable attorney's fees and court costs) incurred by the non-defaulting Party arising out of or related to the Event of Default or the termination of this Agreement, excluding any punitive, consequential or indirect damages. In calculating such amounts, the non-defaulting Party may offset any sums due to the defaulting Party, whether hereunder or by reason of any other agreements or arrangements, against any amounts owed by the defaulting Party hereunder.
(c)    No later than five Business Days after receiving the statement from the non-defaulting Party pursuant to Section 7.3(b), the defaulting Party shall pay the non-defaulting Party the sum of the amount set forth in such statement.

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(d)    Neither Party shall be liable under this Agreement to the other Party for any punitive, consequential, special or indirect damages, in tort or contract or otherwise, as a result of or related to, any breach of or default under this Agreement.
(e)    Either Party may unilaterally terminate this Agreement at any time if such termination is required by any Governmental Authority. Such termination shall be effective on the 30th day following the giving of written notice by a Party of its intent to terminate this Agreement pursuant to this Section 7.3(e).
(f)    This Agreement shall immediately terminate upon the termination of the Refined Products Purchase Agreement.
(g)    The rights and obligations created by this Section 7.3 shall survive the termination of this Agreement.
ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS
8.1    Buyer Representations and Warranties. Buyer represents and warrants to Supplier that as of the date of execution of this Agreement:
(d)    Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Dakota;
(e)    Buyer has all requisite power and authority to enter into and perform this Agreement;
(f)    the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Buyer;
(g)    this Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law);
(h)    the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby will not:
(i)    violate or conflict with any provision of Buyer's organizational documents (including articles of incorporation and bylaws),
(ii)    violate or constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer is bound, which violation will have a material and adverse effect on Buyer's ability to perform its obligations hereunder,

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(iii)    violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Buyer, which violation will have a material and adverse effect on Buyer's ability to perform its obligations hereunder, or
(iv)    except as otherwise provided for herein, require any consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of Buyer (except such governmental authorizations and filings as Buyer's performance of this Agreement from and after the date hereof may then require in the ordinary course of business), under any law or any agreements to which Buyer is a party or by which it is bound; and
(i)    there are no suits, judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending against Buyer or its affiliates or, to Buyer's knowledge, threatened, that:
(i)    challenge the validity of this Agreement or the transactions contemplated hereby,
(ii)    seek to restrain or prevent any action taken or to be taken by Buyer in connection with this Agreement, or
(iii)    if adversely determined, would have a material and adverse effect upon Buyer's ability to perform its obligations hereunder.
8.2    Supplier Representations and Warranties. Supplier represents and warrants to Buyer that as of the date of execution of this Agreement:
(h)    Supplier is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana;
(i)    Supplier has all requisite power and authority to enter into and perform this Agreement;
(j)    the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Supplier;
(k)    this Agreement has been duly executed and delivered by Supplier and constitutes the legal, valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law);
(l)    the execution, delivery, and performance by Supplier of this Agreement and the transactions contemplated hereby will not:
(i)    violate or conflict with any provision of Supplier' organizational documents (including certificate of formation and partnership agreement),

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(ii)    violate or constitute a default under any agreement or instrument to which Supplier is a party or by which Supplier is bound, which violation will have a material and adverse effect on Supplier's ability to perform its obligations hereunder,
(iii)    violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Supplier, which violation will have a material and adverse effect on Supplier's ability to perform its obligations hereunder, or
(iv)    require any consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of Supplier (except such governmental authorizations and filings as Supplier's performance of this Agreement from and after the date hereof may then require in the ordinary course of business), under any law or any agreements to which Supplier is a party or by which it is bound; and
(m)    there are no suits, judicial or administrative actions, proceedings or investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending against Supplier or its affiliates or, to Supplier's knowledge, threatened that:
(i)    challenge the validity of this Agreement or the transactions contemplated hereby,
(ii)    seek to restrain or prevent any action taken or to be taken by Supplier in connection with this Agreement, or
(iii)    if adversely determined, would have a material and adverse effect upon Supplier's ability to perform its obligations hereunder.
8.3    Covenants. Each Party shall through the term of this Agreement:
(a)    preserve its corporate existence and good standing as necessary to perform its obligations hereunder;
(b)    comply in all material respects with all statutes and laws applicable to performance of this Agreement and with all judgments, decrees, orders, regulations and rules of any court or governmental authority applicable to performance of this Agreement;
(c)    give the other Party prompt written notice of the existence of any agreement or instrument to which the Party is a party or by which the Party is bound that may have a material and adverse effect in the Party's ability to perform its obligations hereunder; and
(d)    give the other Party prompt written notice of any pending or threatened suits, judicial or administrative actions, proceedings or investigations that may have a material and adverse effect on the Party's ability to perform its obligations hereunder.
ARTICLE IX
FINANCIAL COOPERATION

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9.1    Financial Cooperation. Supplier shall provide such reasonable assistance and cooperation to Buyer as may be reasonably requested by Buyer to secure financing and permitting for the Trenton Refinery, provided that in no event shall Supplier or any of its affiliates be required to provide a guarantee or any other form of credit support for such financing or permitting. Supplier hereby consents to the collateral assignment of the Agreement to the providers of capital to construct the Trenton Refinery (the "Financing Parties"), as may be required. Supplier also agrees to enter into a consent to collateral assignment with the Financing Parties regarding the Agreement, containing obligations no more onerous on Supplier than this Agreement, in customary form and substance, including giving Supplier copies of certain notices delivered to Buyer in connection with the financing, and affording the Financing Parties an independent right to cure any Buyer default under the Agreement within specified time periods. Supplier shall furnish such certifications and representations, estoppel certificates, and legal opinions as may be reasonably requested by Financing Parties.

INDEMNIFICATION
9.2    Indemnification. Each Party (as such, the "Indemnitor") will indemnify, defend and hold harmless the other Party and its officers, directors, employees and agents from any against any and all claims, demands, causes of action, damages, liabilities, fines, penalties and expenses (including, without limitation, expenses of investigation, settlement, litigation and attorney's fees and costs incurred in connection therewith) arising out of or resulting from: (a) the negligence or willful misconduct of Indemnitor, its employees, agents, contractors or representatives; or (b) the Indemnitor's failure to comply with any applicable federal, state or local law, ordinance, permit, order, rule or regulation. If the event giving rise to the indemnification obligation of the Parties arises from the concurrent negligence or fault of both Parties (or their respective employees, agents, contractors or representatives), each Party's indemnification obligations shall be in proportion to the percentage of that Party's negligence or fault. The indemnity obligations described herein shall survive the expiration or termination of the Agreement.
9.3    Concurrent and Comparative Negligence. THE INDEMNITY PROVIDED IN SECTION 10.1 SHALL REQUIRE INDEMNIFICATION FOR THE FULL AMOUNT OF CLAIMS, ACTIONS, LIABILITIES, LOSSES, COSTS AND EXPENSES, AS PROVIDED ABOVE, EVEN IN THE EVENT OF CONCURRENT NEGLIGENCE WITH A THIRD PARTY, EXCEPT IN THE EVENT THAT BOTH PARTIES’ OWN NEGLIGENCE OR WILLFUL ACT OR OMISSION (INCLUDING THAT OF THEIR AGENTS, EMPLOYEES OR CONTRACTORS) IS A CONCURRING CAUSE OF INJURY, DEATH OR DAMAGES, IN WHICH CASE THE OBLIGATION TO INDEMNIFY SHALL BE COMPARATIVE, AND EACH PARTY SHALL INDEMNIFY THE OTHER BASED UPON THE PERCENTAGE OF COMPARATIVE FAULT ATTRIBUTED TO EACH AS A CAUSE OF SUCH INJURY, DAMAGE OR DEATH.
ARTICLE X
CONDITIONS
All rights and obligations of the Parties hereto are expressly contingent upon the following:

10.1    Agreements and Completion of Trenton Refinery. Execution of final agreements required to close the financing for the Trenton Refinery, Buyer's successful permitting of the Trenton

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Refinery, the completion of construction of the Trenton Refinery, and the completion of the infrastructure, equipment and other facilities reasonably necessary for the proper operation of the Trenton Refinery.
10.2    Execution of Sales Agreement. All obligations of the Parties hereto are expressly contingent upon the execution of the Refined Products Purchase Agreement, the Railcar Sublease Agreement and the Rail Lease, and the Reserve Agreement.
10.3
10.4    Notices. Other than accounting documentation provided pursuant to this Agreement, Notices shall be in writing and may be given by delivering same by hand at, or by sending the same by facsimile, express delivery service or first class mail to, the relevant address set forth below or such other address as each Party may notify the other Party in writing from time to time. Such notice or communication shall be deemed to have been given when delivered, if by hand; when actually received, if by first class mail or express delivery service; and upon receipt by the sender of electronic confirmation of transmission, if by facsimile.

To Buyer:	Dakota Oil Processing, LLC 2435 Highway 34, Suite 204 Manasquan, NJ 08736
Attn: Steven Schneider or Tristram Collins

To Supplier:     Calumet Lubricants Co., Limited Partnership
2780 Waterfront Parkway East Drive, Suite 200
Indianapolis, Indiana 46214
Attn: Vice President Business Development
m

With a copy to:     Calumet Lubricants Co., Limited Partnership
2780 Waterfront Parkway East Drive, Suite 200
Indianapolis, Indiana 46214
Attn: Legal Department

10.5    Confidentiality. Each Party agrees that it will maintain this Agreement, all parts and contents hereof, and any information or data received hereunder, in strict confidence, and that it will not cause or permit disclosure of same to any third party without the express written consent of the other Party. Notwithstanding the foregoing, disclosure by a Party is permitted in the event and to the extent that:
(a)    such Party is required by a court or agency exercising jurisdiction over the subject matter hereof, by order or by regulation, to make such a disclosure (provided, however, that in the event either Party becomes aware of judicial or administrative proceeding that has resulted or may result in such an order requiring disclosure, it shall

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(i)    so notify the other Party immediately,
(ii)    utilize all reasonably available means to limit the scope of the order or regulation requiring disclosure, and
(iii)    take all actions reasonably necessary to prevent disclosure to the public as a result of disclosure to the court or administrative body),
(b)    disclosure is required by law or regulation or order of governmental authority or by the rules of any stock exchange applicable to such Party or its affiliates, or as part of such Party's good faith attempt to comply with disclosure obligations under any of the same,
(c)    disclosure is to such Party's affiliates, attorneys, financial or lending institutions, outside auditors and insurers, provided that the person or entity to which such information is disclosed executes an agreement to hold it confidential, and
(d)    disclosure (other than with respect to 13.9) is to entities involved in the negotiation or bidding for the acquisition of a Party, its stock or assets, provided that the person or entity to which such information is disclosed executes an agreement to hold it confidential.
This Section 12.2 shall survive the termination of this Agreement.

10.6    Assignment. This Agreement shall extend to and be binding upon the Parties, their successors and assigns; provided, neither Party shall assign this Agreement without the written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided that (a) Calumet may assign this Agreement to any of its Affiliates and (b) DOP may collaterally assign this Agreement to the lenders providing financing for the construction of the Trenton Refinery. Except for an assignment pursuant to subpart (a) or subpart (b) immediately above, each Party shall have the right to review and approve the creditworthiness of a proposed assignee as a condition to its consent.
10.7    Force Majeure and Turnaround Events.
(a)    Force Majeure. If either Party is rendered unable, wholly or in part, by Force Majeure to perform its obligations hereunder, other than to make payments due hereunder, the affected Party shall give written notice to the other Party of such Force Majeure within forty-eight (48) hours after such failure to perform, and the obligations of the affected Party shall be suspended during the continuance and to the extent of the inability so caused, but for no longer period. In the event that any such period of suspension shall continue for a period of 60 continuous days in any Year, the Initial Term or Renewal Term, as applicable, shall be extended on a day-for-day basis for each day in excess of such 60 days. Notwithstanding the foregoing, in the event that any such period of suspension shall continue for a period of 90 consecutive days in any Year, then the non-affected Party may terminate this Agreement upon written notice to the other Party. The Party suffering a Force Majeure Event shall use commercially reasonable efforts to (i) resolve such Force Majeure Event promptly and (ii) limit the impact of such Force Majeure Event on the transactions contemplated by this Agreement; provided, however, that neither Party shall be required to settle any strikes, lockouts, or other industrial disturbances in order to resolve or limit the impact of such Force Majeure Event. The party claiming a Force Majeure Event shall provide regular updates regarding the Force Majeure Event to the other Party.

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(b)    Turnaround Events. Prior to November 1 of each year, Buyer shall provide Supplier an estimate of all Turnaround Events expected to impact the Trenton Refinery during the following calendar year. Buyer shall periodically provide updates to Supplier regarding any anticipated Turnaround Events and, in any event, shall provide written notice to Supplier of any Turnaround Event at least 30 days in advance, including the volume impact in connection with such Turnaround Event. The Parties obligations under Section 2.1(a), (b) and (c) shall be excused during any Turnaround Event if Buyer has provided notice of such Turnaround Event pursuant to the immediately preceding sentence of this Section 12.4(b).
10.8    Waiver. Failure of a Party to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by any such Parties of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
10.9    Entire Agreement. This Agreement contains the entire agreement of the parties for the purchase and sale of the Delivery Amounts and supersedes and replaces in its entirety all prior agreements regarding crude oil purchases and sales. No statement or agreement, oral or written, made before or at the signing hereof, shall be offered or used to vary or modify the written terms of this Agreement.
10.10    Severability. If and for so long as any provision of this Agreement shall be deemed or judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provisions of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.
10.11    Audit. Each Party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other Party that relate to the Delivery Amounts sold under this Agreement, and shall have the right to audit such records at any reasonable time and from time-to-time prior to the third anniversary of the termination of this Agreement subject to the following conditions or restrictions:
(a)    the auditing Party shall furnish the other Party written notice at least thirty (30) Business Days prior to the date of the audit;
(b)    the notice shall specify what accounting period, records and other documents the auditing Party desires to review and/or photocopy;
(c)    the audit shall be conducted at the offices of the Party being audited during the hours between 8:00 am and 5:00 pm on a Business Day;
(d)    a Party may not initiate an audit hereunder more often than once every two Years unless such additional audits are justified on the grounds of fraud or the occurrence of a catastrophic event;
(e)    the duration of an audit shall not exceed seven (7) Business Days unless matters revealed during such audit reasonably justify an extension of such time period;

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(f)    the documents, reports and records prepared in the audited Party's ordinary course of business shall be furnished in sufficient form to substantiate the volumes, deliveries and pricing of the transactions contemplated hereunder;
(g)    to the extent, if any, that the Party being audited must use internal or external accounting or electronic information systems person(s) to retrieve, produce or explain the documents and records requested, the auditing Party shall reimburse the other Party the full cost thereof;
(h)    photocopying shall be done at the expense of the auditing Party (but photocopying in violation of copyrights shall not be required);
(i)    the auditing Party shall be responsible for its own costs and expenses incurred in connection with the audit;
(j)    the audit shall be limited to no more than the three (3) Years immediately preceding the date of the request to audit; and
(k)    the auditing Party shall designate a single contact person from among the auditing personnel to be the person with whom the audited Party may limit its contacts.
10.12    Safety. Each Party agrees that its agents and employees will comply with all safety regulations of the other when such agents or employees are upon the premises of the other in connection with the performance of this Agreement.
10.13    Business Practices.
(a)    In the performance of this Agreement, each Party shall comply with all applicable governmental laws and regulations.
(b)    Each Party agrees that all financial settlements, billings, and reports rendered to the other Party as provided for in this Agreement and/or any amendments to it will, to the best of its knowledge and belief, reflect properly the facts about all activities and transactions related to this Agreement, which data may be relied upon as being complete and accurate in any further recording and reporting made by such other Party for whatever purpose.
(c)    Each Party agrees to notify the other Party promptly upon discovery of any instance where the notifying Party fails to comply with Section 12.10(a) above,
10.14    Governing Law; Consent to Jurisdiction. The validity, performance, and enforcement of this Agreement and the transactions contemplated hereby, unless expressly provided to the contrary, shall be governed by the laws of the State of Texas without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Denver, Colorado over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating

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to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
10.15     Amendments. Except as expressly provided otherwise in this Agreement, this Agreement may only be amended by a written instrument executed by authorized officers of the Parties specifically referencing this Agreement.
10.16    Headings. The Section headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Section.
10.17    Further Assurances. Each Party shall execute, acknowledge and deliver such other instruments or documents and shall take such other actions as may be necessary to carry out their respective obligations under this Agreement or to consummate or substantiate transactions contemplated by this Agreement.
10.18    Time and Performance of the Essence. Time and full performance hereunder by the Parties are of the essence of this Agreement.
10.19    No Third Party Beneficiaries. Other than with respect to permitted successors and assigns, nothing in this Agreement is intended to inure to the benefit of any third party and this Agreement shall not create any third party beneficiaries.
10.20    Hazards and Risks. Each Party acknowledges the hazards and risks in handling and using crude oil. Each Party shall advise its affiliates and its and their employees and third parties, who may purchase or come into contact with crude oil delivered under this Agreement, about the reasonable hazards and risks of crude oil, as well as precautionary procedures for handling such crude oil.
10.21    Specific Performance. The Parties acknowledge and agree that either Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Parties hereto agree that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court located within the State of Delaware, in addition to any other remedy to which they may be entitled, at law or in equity.
10.22    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties, effective as of the Effective Date.

DAKOTA OIL PROCESSING, LLC	CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By: /s/ Tristram E. Collins	By: Calumet LP GP, LLC, its general partner

Name: Tristram E. Collins	By: /s/ Jennifer Straumins
Title: Chief Financial Officer
Name: Jennifer Straumins
Title: President & COO

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Exhibit A
Specifications

NORTH DAKOTA - Williston Basin Sweet

•	API gravity of between thirty nine (39°) 830 kg/m3 and forty-four and 9/10 degrees (44.9°) 800 kg/m3 at sixty degrees (60°) Fahrenheit;

•	Sulfur content does not exceed .5% by weight;

•	Reid vapor pressure does not exceed 90 kilopascals;

•	basic sediment, water and other impurities does not exceed 0.5%, with a maximum of 0.3% free water;

•	iron in the Crude Petroleum does not exceed seventy-five parts per million (75 ppm) in whole crude as tested by EPA method 3040;

•	lead in the Crude Petroleum does not exceed one-twentieth of one part per million (0.05 ppm) in naphtha fraction as tested by EPA method 3040;

•	the Crude Petroleum contains no organic chlorides; and

•	Hydrogen sulfide (H2S) vapor phase content of 5 parts per million or less. The method used to test H2S levels will be the Primary ASTM Test (method 05705).

Price Adjustment:

Less $(***) per barrel for each full degree API below 39.0°; less $(***) per barrel for each 0.1 degree API above 44.9°.